EXHIBIT 99.2

Xtant Medical Announces Compliance with NYSE American

•	Reports Pro Forma Stockholders’ Equity of approximately $47.4M as of 2/15/18
•	Xtant has regained compliance with the NYSE American listing standards

BELGRADE, Mont., February 15, 2018 (GLOBE NEWSWIRE) — Xtant™ Medical Holdings, Inc. (NYSE American: XTNT), a leader in the development of regenerative medicine products and medical devices, today reported a positive stockholders’ equity of approximately $47.4M as of February 15, 2018, on an unaudited, pro forma basis, which reflects Xtant’s: (i) conversion of certain 6.00% convertible senior unsecured notes due 2021 (the “Notes”), in the aggregate principal amount of $1.627 million, into a total of 2,275,745 shares of the Company’s common stock, par value $0.000001 per share (“Common Stock”), on January 17, 2018, (ii) exchange of all other outstanding Notes, in the aggregate principal amount of $70.238 million, into a total of 10,401,309 shares of Common Stock on February 14, 2018 (which occurred after the Company’s 1:12 reverse stock split), (iii) private placement of 945,819 shares of Common Stock on February 14, 2018 (which occurred after the Company’s 1:12 reverse stock split), and (iv) results of operations.

Subsequently, Xtant received correspondence from the NYSE American LLC (“NYSE”) dated February 15, 2018 confirming that Xtant has resolved the previously cited stockholders’ equity deficiency and has regained full compliance with the Exchange’s continued listing standards. The Company will continue to trade on the NYSE American exchange under the symbol “XTNT”.

About Xtant™ Medical Holdings, Inc.

Xtant Medical Holdings, Inc. (NYSE American: XTNT) develops, manufactures and markets class-leading regenerative medicine products and medical devices for domestic and international markets. Xtant products serve the specialized needs of orthopedic and neurological surgeons, including orthobiologics for the promotion of bone healing, implants and instrumentation for the treatment of spinal disease, tissue grafts for the treatment of orthopedic disorders, and biologics to promote healing following cranial, and foot and ankle surgeries. With core competencies in both biologic and non-biologic surgical technologies, Xtant can leverage its resources to successfully compete in global neurological and orthopedic surgery markets. For further information, please visit www.xtantmedical.com.

Important Cautions Regarding Forward-looking Statements

This press release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the consequences of consummating the restructuring; the ability to comply with covenants in the Company’s senior credit facility and to make deferred interest payments; the ability to maintain sufficient liquidity to fund operations; the ability to remain listed on the NYSE American; the ability to obtain financing on reasonable terms; the ability to increase revenue; the ability to continue as a going concern; the ability to maintain sufficient liquidity to fund operations; the ability to achieve expected results; the ability to remain competitive; government regulations; the ability to innovate and develop new products; the ability to obtain donor cadavers for products; the ability to engage and retain qualified technical personnel and members of the Company’s management team; the availability of Company facilities; government and third-party coverage and reimbursement for Company products; the ability to obtain regulatory approvals; the ability to successfully integrate recent and future business combinations or acquisitions; the ability to use net operating loss carry-forwards to offset future taxable income; the ability to deduct all or a portion of the interest payments on the notes for U.S. federal income tax purposes; the ability to service Company debt; product liability claims and other litigation to which we may be subjected; product recalls and defects; timing and results of clinical studies; the ability to obtain and protect Company intellectual property and proprietary rights; infringement and ownership of intellectual property; the ability to remain accredited with the American Association of Tissue Banks; influence by Company management; the ability to pay dividends; and the ability to issue preferred stock; and other factors.

Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

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